UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CIM REAL ESTATE FINANCE TRUST, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 30, 2024
Dear Fellow Shareholders,
The commercial real estate industry experienced multiple challenges in 2023. Real estate values and occupancy were negatively impacted by higher interest rates, persistent inflation and economic uncertainty. While we felt these impacts, we believe CMFT has been able to successfully navigate and mitigate this difficult environment through proactive and disciplined management and perform well despite the powerful headwinds facing our business. In fact, we made improvements to our business, including:
•Increasing investor dividends by 10.6%. On November 13, 2023, CMFT announced its third dividend increase since Q4 2022. In the aggregate, CMFT has increased its dividend 10.6% ($0.0108 per share per quarter) from $0.1017 per share per quarter in Q4 2022 to $0.1125 per share per quarter in Q1 2024.
•Decreasing liabilities by $504.8 million, de-leveraging to create a more defensive portfolio in the uncertain market. CMFT paid down outstanding balances on its credit facilities and other financings, reducing leverage to a 1.74x debt to equity ratio as of December 31, 2023.
•Selling $925.9 million of non-core net lease properties in 2023. CMFT proactively sold 188 net lease real estate properties whose values are sensitive to increasing interest rates. The sales were executed when cap rates were lower and values higher than they are today, which was beneficial to CMFT.
CMFT’s borrowers and partners continue to contend with inflation, rising interest rates and a challenging economic environment, and despite these challenges, our overall portfolio of loans and assets continue to perform well. However, some borrowers are struggling with impaired equity and higher debt service costs. CMFT’s ability to leverage CIM’s broad in-house expertise and vertically integrated structure helps CMFT to better understand the challenges it’s borrowers face so loan modifications can be pursued in the best interest of CMFT while helping CMFT to maximize the value of collateral if it is forced to take back an asset.
We expect to see continued headwinds in the market and believe we have structured CMFT to adapt to evolving conditions and capitalize on potential investment opportunities at various points in the economic cycle. In keeping with our objective to provide attractive risk-adjusted returns and create long term value for shareholders, we continue to invest in floating rate credit investments, which have increased the fund’s earnings as interest rates have risen, and other investments that support CMFT’s objective to provide attractive risk adjusted returns.
With a diverse portfolio and an emphasis on maintaining appropriate levels of leverage which tends to be lower than comparable commercial mortgage REITs, we believe that CMFT is well positioned to operate successfully in the current market. As of December 31, 2023, CMFT’s $6.7 billion portfolio1 consisted of 75.2% senior loans, 19.1% net lease real estate assets, and 5.7% cash and other investments.
We are proud of CMFT’s 2023 performance and optimistic that our achievements and strategic approach will support CMFT well in the future. As we proceed through 2024, we remain committed to creating value for shareholders by providing sustainable and increasing dividends2 and earnings growth while maintaining financial discipline.
On behalf of the CMFT Board of Directors and the team at CIM Group, thank you for your continued trust and support.
Sincerely,
Richard Ressler
Chairman of the Board of Directors, Chief Executive Officer and President
CIM Real Estate Finance Trust, Inc. | Co-Founder and Principal, CIM Group
1) Total portfolio assets and equity are shown on an undepreciated basis consistent with peer mortgage REITs. Total assets as reflected on CMFT’s balance sheet as of 12/31/23 were $6.4 billion. 2) There is no guarantee of any future dividends. The rate of future dividends, if any, will be determined by the CMFT Board of Directors, in its sole discretion.
Cautionary Statement Regarding Forward-Looking Information
This communication includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “would,” “could,” or words of similar meaning. Statements that describe future plans and objectives are also forward-looking statements. These statements are based on the current expectations of management for CMFT and on currently available industry, financial and economic data. Actual results may vary materially from those expressed or implied by the forward-looking statements, which are subject to a number of risks and uncertainties, many of which are out of the control of such companies, including, but not limited to, the availability of and access to the capital markets or other financing sources, the availability of suitable investment or disposition opportunities; general financial and economic conditions; legislative and regulatory changes; and other factors, including those set forth in the section entitled “Risk Factors” in CMFT’s most recent Annual Report on Form 10-K, and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and other reports filed by CMFT with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Forward-looking statements are not guarantees of performance or results and speak only as of the date such statements are made. Except as required by law, CMFT does not undertake any obligation to update or revise any forward-looking statement in this communication, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise.

Attention CMFT Shareholder:

Your Vote Counts!

CIM

www.proxypush.com/CMFT

Please cast your vote promptly!

Two Easy Steps

1 Read the Enclosed Materials

Enclosed are the following materials for the CMFT Annual Meeting of Shareholders:

- Notice of the CMFT Annual Meeting
- Proxy card for each account you hold
- Proxy Statement describing the proposals to be voted on at the meeting

The annual meeting will take place virtually on July 11, 2024.
Visit www.proxydocs.com/CMFT for meeting details.

2 Cast Your Vote

Please cast votes for all of your accounts.

Online*
Visit **www.proxypush.com/CMFT** and follow the instructions to cast your vote. Your control number is located on the proxy card.

By Phone*
Please refer to the proxy card for your control number and calling instructions before dialing: **1.855.952.4534**.

By Mail*
Using the enclosed proxy card, cast your vote on the proposals, sign and date in black or blue ink, and return the card in the postage-paid envelope provided.
In cases of joint ownership, all parties must sign.

At the Meeting
Attend the annual meeting virtually to cast your vote. Visit www.proxydocs.com/CMFT for meeting details and to register before 5 p.m. ET on July 10, 2024.

* Votes cast online, by mail, or by phone must be received by 12:00 a.m. PT on July 11, 2024.

If you vote online or by phone, please DO NOT mail back the proxy card.
If you have any questions or need assistance with completing your proxy card, please call our proxy solicitor, Mediant, toll-free at 1.844.280.5348.

Your vote is very important! We appreciate your participation and support.

NOT A DEPOSIT | NOT FDIC INSURED | NOT GUARANTEED BY ANY BANK | MAY LOSE VALUE | NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

CIM Creating Value. Enhancing Communities.

2398 East Camelback Road, 4th Floor, Phoenix, AZ 85016 | 866.341.2653 | www.cimgroup.com

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